Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
EPR Properties
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2) (3)

Equity	Common Shares, par value $0.01 per share	457(c) and 457(h)	2,000,000	$53.52	$107,040,000.00	0.00015310	$16,387.82

Total Offering Amounts							$16,387.82

Total Fee Offsets							$0

Net Fee Due							$16,387.82

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “
Securities Act
”), such number of shares registered hereby shall include an indeterminate number of common shares that may be issued in connection with a share split, share dividend or similar event, for which no separate consideration will be paid.

(2)
Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of the common shares of beneficial interest of EPR Properties reported on the New York Stock Exchange on May 27, 2025.

(3)	Calculated pursuant to General Instruction E to Form S-8.